EXHIBIT 2






                           PURCHASE AND SALE AGREEMENT



                                     between



                            THE B.F.GOODRICH COMPANY



                                       and



                          WESTLAKE MONOMERS CORPORATION


                                  July 16, 1997

                                Table of Contents

                                                                           Page

1.     Purchase and Sale of Assets..........................................1
       1.1.       Purchase and Sale.........................................1
       1.2.       Assets to be Conveyed.....................................2
       1.3.       Assets Not to be Conveyed.................................5
       1.4.       Conveyance Instruments and Related Matters................7

2.     Purchase Price - Funds...............................................9
       2.1.       Purchase Price............................................9

3.     The Closing..........................................................9
       3.1.       Closing and Closing Date..................................9
       3.2.       Title, Possession, Risk of Loss..........................10
       3.3.       Mechanics of Closing.....................................10

4.     Conduct Prior to the Closing and Certain Covenants
       and Other Matters...................................................10
       4.1.       Conduct of Business......................................10
       4.2.       FTC Proceedings..........................................13
       4.3.       Environmental Permits....................................14
       4.4.       Access to Properties and Records.........................14
       4.5.       .........................................................15

5.     Personnel Employment Arrangements and Employee Benefits.............15
       5.1.       Personnel................................................15
       5.2.       Covenant re Personnel....................................17
       5.3.       Benefits.................................................17
       5.4.       Cooperation of the Parties...............................25
       5.5.       Employee Rights..........................................25
       5.6.       Wage Reporting...........................................26
       5.7.       Collective Bargaining Agreement..........................26

6.     Certain Contracts...................................................26
       6.1.       Termination of Agreements................................26
       6.2.       Services Agreement.......................................27
       6.3.       Technology License Agreement.............................27
       6.4.       Propane Dock Usage Agreement.............................27
       6.5.       Access and Easement Agreements...........................27
       6.6.       Environmental Services Agreement.........................28

7.     Representations and Warranties......................................28
       7.1.       Representations and Warranties of BFG....................28
                  (a)    Corporate Existence and Authority.................28

                  (b)    Execution and Delivery............................29
                  (c)    Consents and Approvals............................29
                  (d)    Title.............................................29
                  (e)    No Violations.....................................30
                  (f)    Kentucky Location.................................30
                  (g)    Technology........................................30
                  (h)    Employee Matters..................................31
                  (i)    Complete Assets; No Misrepresentation.............32
                  (j)    Business Arrangements.............................33
                  (k)    Taxes.............................................33
                  (l)    Compliance with Laws..............................33
                  (m)    Prepaid Expenses..................................35
                  (n)    No Default........................................35
                  (o)    Absence of Certain Changes........................35
                  (p)    Litigation........................................36
                  (q)    Anti-Sandbagging..................................36
                  (r)    Ethylene Supply...................................36
       7.2.       Representations and Warranties of Westlake...............37
                  (a)    Corporate Existence and Authority.................37
                  (b)    Execution and Delivery............................37
                  (c)    No Default........................................37
                  (d)    Claims............................................38
                  (e)    Consents and Approvals............................38
                  (f)    Anti-Sandbagging..................................38
       7.3.       Updated Exhibits.........................................38

8.     Survival; Indemnifications..........................................39
       8.1.       Survival.................................................39
       8.2.       Indemnification by BFG...................................39
       8.3.       Indemnification by Westlake..............................40
       8.4.       Limitation of Liability..................................41
       8.5.       Notice of Claim..........................................43
       8.6.       Amicable Resolution......................................44
9.     Conditions to Closing...............................................44
       9.1.       Conditions Precedent to Obligations of Westlake..........44
                  9.1.1.     Representations, Warranties
                             and Covenants of BFG..........................44
                  9.1.2.     No Casualty, Loss or Damage...................45
                  9.1.3.     Title Insurance...............................45
                  9.1.4.     Documents.....................................45
                  9.1.5.     Ad Valorem and Other Taxes....................45
                  9.1.6.     Governmental Approvals........................45
                  9.1.7.     Opinions; Corporate Authority.................45
                  9.1.8.     Ethylene Supply...............................46
                  9.1.9.     Westlake's Board Approval.....................46

       9.2.       Conditions Precedent to Obligations of BFG...............46
                  9.2.1.     Representations, Warranties and
                             Covenants of Westlake.........................46
                  9.2.2.     Payment.......................................46
                  9.2.3.     Corporate Authority...........................47
                  9.2.4.     Documents.....................................47
                  9.2.5.     Governmental Approvals........................47
                  9.2.6.     BFG's Board Approval..........................47
                  9.2.7.     Ethylene Supply...............................47
       9.3.       No Waiver................................................47

10.    Termination.........................................................48
       10.1.      Grounds for Termination..................................48
       10.2.      Effect of Termination....................................48

11.    Receivables, Payables, Apportionment................................48
       11.1.      Apportionment; Payment Terms.............................49
       11.2.      Other Taxes..............................................49

12.    Additional Covenants................................................49
       12.1.      Consents to Assignments..................................49
       12.2.      Books and Records........................................50
       12.3.      Financial Information and Other Assistance...............51
       12.4.      Remedial Investigations and Measures ....................53
       12.5.      Efforts to Comply With Preconditions.....................54
       12.6.      Efforts of Closing.......................................54
       12.7.      Services for Geon........................................55
       12.8.      Option on Weld Shop......................................55

13.    Miscellaneous.......................................................55
       13.1.      Notice...................................................55
       13.2.      Bulk Sales Laws..........................................56
       13.3.      Further Documents........................................56
       13.4.      Assignability............................................56
       13.5.      Exhibits.................................................57
       13.6.      Sections and Articles....................................57
       13.7.      Entire Agreement.........................................57
       13.8.      Headings.................................................58
       13.9.      Controlling Law and Jurisdiction.........................58
       13.10.     Public Announcement......................................58
       13.11.     Finder's Fees and Commissions; Sellers'
                  Closing Expenses.........................................58
       13.12.     Responsible Care.........................................59
       13.13.     Confidentiality..........................................59

                                    EXHIBITS

Exhibit 1.2(a)                  Real Property
Exhibit 1.2(b)                  Equipment
Exhibit 1.2(c)                  Rolling Stock
Exhibit 1.2(f)                  Permits
Exhibit 1.2(i)                  Business Arrangements
Exhibit 1.2(k)                  Critical Spares and Miscellaneous Raw Materials
Exhibit 1.2(l)                  Stores
Exhibit 1.2(n)                  Inventory
Exhibit 1.3(d)                  Certain Non-Disclosure Agreements
Exhibit 1.3(e)                  Certain Permits
Exhibit 1.3(f)                  Excluded Equipment
Exhibit 1.3(i)                  Office Equipment
Exhibit 1.3(k)                  Certain Retained Assets
Exhibit 1.4(a)                  Form of Warranty Deed
Exhibit 1.4(b)(i)               Surveys
Exhibit 1.4(b)(ii)              Permitted Exceptions
Exhibit 1.4(b)(iii)             Retained Rights
Exhibit 1.4(c)                  Form of Bill of Sale
Exhibit 1.4(d)                  Assignment and Assumption Agreement
Exhibit 4.3                     Environmental Permits
Exhibit 5.1                     Business Employees and Severance Amounts
Exhibit 5.3(b)(i)               Pension Plans
Exhibit 5.3(b)(ii)              Plan Amendments
Exhibit 5.3(d)(iii)(a)          Westlake's Opinion of Counsel
Exhibit 5.3(d)(iii)(b)          BFG's Opinion of Counsel
Exhibit 6.2                     Services Agreement
Exhibit 6.3                     Technology License Agreement
Exhibit 6.4                     Propane Dock Usage Agreement
Exhibit 6.5                     Form of Access and Easement Agreement
Exhibit 6.6                     Environmental Services Agreement
Exhibit 7.1(g)                  License
Exhibit 7.1(h)                  Employee Benefit Plans
Exhibit 7.1(j)                  Defaults
Exhibit 7.1(k)                  Taxes
Exhibit 7.1(l)                  Compliance with Laws
Exhibit 8.2                     Litigation
Exhibit 9.1.2                   Casualty Loss or Damage
Exhibit 10.2                    Global Release - Termination of Agreement
Exhibit 12.6                    Global Release - Closing
Exhibit 13.12                   CMA Principles of Responsible Care

                                   DEFINITIONS

Accounting Records:  Section 1.3(n)
Assets:   Section 1.1
Assignment and Assumption Agreement:   Section 1.4(d)
BFG:   Intro
BFG Pension Plans:   Section 5.3(b)(i)
BFG Plant: Section 1.3(o)
BFG RPSP:   Section 5.3(c)(i)
Books and Records:   Section 1.2(j)
Business Arrangements:   Section 1.2(i)
Business Employees:   Section 5.1
CA&O Plant:   Section 1.1
Capital Project Plans:   Section 1.2(f)
Closing:   Section 3.1
Closing Date:   Section 3.1
Code:   Section 5.3(c)(i)
Company Plans:   Section 7.1(h)
Controlled Group:   Section 7.1(h)
Critical Spares:   Section 1.2(j)
Customer Data:   Section 1.2(c)
Entity:   Section 4.1.2
Environmental and Safety Records:   Section 1.2(g)
Equipment:   Section 1.2(b)
ERISA:   Section 5.3(c)(iii)(D)
Excluded Assets:   Section 1.3
Final Order:   Section 4.3
Frozen Benefit Obligation:   Section 5.3(b)(ii)
FTC:   Section 4.3
Geon:  Section 12.7
Governmental Authority:   Section 1.2(e)
HSR Act:   Section 4.5
Information:   Section 12.2(c)
Inventory:   Section 1.2(n)
KDEP:   Section 4.4
Legal Requirements:   Section 4.1.10
Liability or Liabilities:   Section 8.2
Miscellaneous Raw Materials:   Section 1.2(j)
Net Proceeds:  Section 3.2(iv)
Permits:   Section 1.2(e)
Permitted Exceptions:   Section 1.4(b)
Person:   Section 4.1.2
Plant Employees:   Section 5.1
Proprietary Rights:   Section 1.2(h)
Purchase Price:  Section 2.1
Real Property:   Section 1.2(a)
Retained Liabilities:   Section 1.4(d)
Retained Rights:   Section 1.4(b)
Stores:   Section 1.2(b)
Supplier Data:   Section 1.2(d)
Survival Period:   Section 8.1
Title Insurance Property:   Section 1.4(b)
Transaction Documents:   Section 1.4(d)
VCM Plant 8.2(c)
Westlake:   Intro
Westlake's Pension Plans:   Section 5.3(b)(ii)
Westlake's Savings Plan:   Section 5.3(c)(i)

                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT is made and entered into this 16th day of July, 1997, between Westlake Monomers Corporation, a Delaware corporation ("Westlake") and The B.F.Goodrich Company, a New York corporation ("BFG").
                              W I T N E S S E T H:
         WHEREAS, BFG owns and operates an ethylene plant, a chlor-alkali plant, and related plant utilities located at Calvert City, Kentucky and the on-going business activities associated therewith including, but not limited to, caustic resales and external propane transactions (hereafter referred to as the "CA&O Plant"); and
         WHEREAS, BFG desires to sell and Westlake desires to purchase, either directly or through an affiliated entity, the CA&O Plant on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, BFG and Westlake do hereby covenant and agree, as follows:
1.     Purchase and Sale of Assets.
       1.1. Purchase and Sale. BFG hereby agrees to sell, convey, transfer, assign and deliver to Westlake, or an affiliated entity, and Westlake hereby agrees to purchase from BFG, either directly or through an affiliated entity, the assets and properties described in Section 1.2 hereof (all such assets and properties being herein collectively referred to as the "Assets" and individually referred to as an "Asset"), such purchase and sale to be effective on the Closing Date, as defined below. The Assets shall not include the assets described in Section 1.3 hereof (such excluded assets being herein collectively referred to as the "Excluded Assets").

       1.2. Assets to be Conveyed. The Assets to be sold, conveyed, transferred, assigned and delivered to Westlake by BFG on the Closing Date shall consist of the following:
                  (a) All real property, including all riparian rights attendant thereto, identified in the metes and bounds legal description and survey attached hereto as Exhibit 1.2(a); all buildings, structures, fixtures (other than the fixtures and other items which are subject to personal property leases otherwise scheduled under this Agreement) and improvements located thereon; and, all easements, hereditaments, rights and appurtenances thereto (collectively, the "Real Property");
                  (b) all machinery,  equipment,  tools, accessories,  reactors, material handling equipment, all the river docking and wharf facilities, testing equipment, non-certificated vehicles and other transportation equipment, including barges and railcars, maintenance and janitorial equipment; computer and data processing equipment and software, office machines, furniture and fixtures and all other tangible personal property of every kind and character which is either (i) located on the Real Property, or (ii) listed in Exhibit 1.2(b) hereto and associated with the operation of the CA&O Plant (collectively referred to as the "Equipment") but excluding (x) all engineering stores (hereinafter referred to as "Stores"), (y) Critical Spares and Miscellaneous Raw Materials (as hereinafter defined) and (z) the fixtures and other items which are subject to personal property leases otherwise scheduled under this Agreement;
                  (c) (i) all  certificated  vehicles  listed in Exhibit  1.2(c)
(the "Rolling Stock"); and (ii) all catalyst installed in the operating units ("Installed Catalyst");

                  (d) all customer records and files in BFG's possession relating to merchant sales since January 1, 1994 of products manufactured at the CA&O Plant, caustic resales and external propane transactions ("Customer Data");
                  (e) current supplier lists and supplier data related to the purchase of raw materials, utilities and supplies used at the CA&O Plant or in connection with caustic resales (the "Supplier Data");
                  (f) the licenses, permits and approvals related to the CA&O Plant or Assets issued by any Governmental Authority listed in Exhibit 1.2(f) (collectively, the "Permits") (as used in this Agreement, the term "Governmental Authority" means the United States of America, any state, commonwealth, territory or possession thereof and any political or judicial subdivision or instrumentality of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus or agencies);
                  (g) all existing plans or designs for capital and cost reduction projects in process or planned for at the CA&O Plant (the "Capital Project Plans");
                  (h) a paid up  license,  as  more  specifically  described  in
Section 6.3 herein, to practice the technology being used by BFG at the CA&O Plant on the Closing Date, technology formerly used at the CA&O Plant by BFG, and technology developed for use at the CA&O Plant by BFG, to the extent it relates to operations at the CA&O Plant (the "Proprietary Rights");
                  (i) all of BFG's rights under the equipment leases, waste disposal agreements, servicing contracts, maintenance agreements, docking, loading and tariff agreements and all other agreements of whatever kind or character relating solely to the use, ownership or operation of the CA&O Plant, the Assets or caustic resale and external propane transactions, and listed in
Exhibit 1.2(i) hereto (the "Business Arrangements");
                  (j) all other books, records and documents relating exclusively to the Assets or CA&O Plant ("Books and Records") not otherwise covered by the defined terms Customer Data, Accounting Records and Environmental and Safety Records;
                  (k) certain critical spares as well as miscellaneous raw materials located at, used in or necessary for use in the operations of the CA&O Plant or Assets ("Critical Spares" and "Miscellaneous Raw Materials") identified generically in Exhibit 1.2(k) hereto, but for the purposes of this Agreement the terms "Critical Spares" and "Miscellaneous Raw Materials" shall exclude the items described in Exhibit 1.3(k) or otherwise retained pursuant to Section 1.3 hereof;
                  (l) the Stores described in Exhibit 1.2(l) or otherwise exclusively associated with the CA&O Plant, but for the purposes of this Agreement the term "Stores" shall exclude the engineering stores items described in Exhibit 1.3(k) or otherwise retained pursuant to Section 1.3 hereof;
                  (m) all machinery, equipment, tools, accessories, transportation equipment, leases, contracts, business arrangements, and all other property, agreements and other assets related to the purchase and reselling of diaphragm grade caustic soda ("Caustic Resale") and the propane trade arrangements with Warren Petroleum ("Propane Resale") as currently practiced by BFG; and
                  (n) all feedstock and product inventories ("Inventory") described in Exhibit 1.2(n).

       1.3. Assets Not to be Conveyed. The provisions of Section 1.2 notwithstanding, the Assets to be conveyed hereunder shall not include the following (hereinafter collectively referred to as the "Excluded Assets"):
                  (a)  accounts and notes receivable;
                  (b) prepayments and deposits of any kind including but not limited to those for utility services applicable to periods prior to the
Closing Date;
                  (c) any claims or suits arising prior to the Closing Date which BFG may have against third parties for refunds or credits or offsets from third parties arising out of any matters occurring prior to the Closing Date, except to the extent such claims are attributable to expenses borne by Westlake in accordance with this Agreement;
                  (d) customer and supplier information which can not be disclosed under confidentiality agreements, as listed in Exhibit 1.3(d);
                  (e) Permits to the extent not transferable by law, as listed in Exhibit 1.3(e);
                  (f)  all equipment listed in Exhibit 1.3(f);
                  (g) all cash, securities and bank deposits, of whatever description;
                  (h)  [intentionally omitted];
                  (i) BFG's portion of all safety equipment located in the EDC vinyl technical building at the Westlake VCM Plant and computers and office equipment/supplies located in the administration building and listed in Exhibit 1.3(i);
                  (j) title to BFG's chlor-alkali and ethylene technology, including patents and know-how;
                  (k) any equipment, Stores, critical spares, miscellaneous raw materials or inventory used in connection with the operation of the BFG Plant as of the Closing Date, which are retained by BFG and not transferred to Westlake in connection with the transactions contemplated herein including without limitation the property identified in Exhibit 1.3(k);
                  (l) any equipment, machinery and tools used for environmental remedial investigations and measures conducted by BFG pursuant to this Agreement, including without limitation the groundwater remediation system;
                  (m) all environmental, health, safety and hygiene records relating to the CA&O Plant or the Assets or the employees engaged in work primarily in connection with the CA&O Plant (the "Environmental and Safety Records"); and,
                  (n) all books, ledgers, records, and information used or maintained by BFG in connection with its preparation and maintenance of accounting and financial systems and records (the "Accounting Records").
                  (o) those portions of the Calvert City, Kentucky plant owned and/or operated by BFG as of the Closing Date, generally contained within the area indicated as such on the plot plan attached hereto as Exhibit 1.2, including all real and personal property, whether tangible or intangible, and all of the business activities associated therewith (hereafter referred to as the "BFG Plant")

It is the intention of the parties that by virtue of the purchase and sale of the Assets herein, Westlake shall have acquired from BFG all of the assets and business associated with the CA&O Plant other than those specifically excepted herein, but not the assets of BFG which are solely involved in or utilized in connection with the BFG Plant and the businesses associated therewith. Anything contained in this Agreement to the contrary notwithstanding, the Excluded Assets, including any assets of BFG which are solely of or associated solely with any business other than the Assets or CA&O Plant, shall not be sold, assigned, transferred or delivered to Westlake under this Agreement.
       1.4. Conveyance Instruments and Related Matters. At the Closing, the Assets shall be conveyed by BFG to Westlake as follows:
                  (a) BFG shall convey to Westlake the Real Property and Business Arrangements (to the extent any of the same constitute interests in real property) by special warranty deed in the form set forth in Exhibit 1.4(a) hereto, subject to the "Permitted Exceptions", as defined below.
                  (b) BFG shall arrange to provide to Westlake, at Westlake's expense, commitments for title insurance issued by Commonwealth Land Title Insurance Company of Philadelphia, Pennsylvania, or other reasonably acceptable title insurance company, with respect to the Real Property ("Title Insurance Property"), surveys prepared by Florence and Hutcheson, Inc. of Paducah, Kentucky dated May 24, 1994 and January 4, 1996 (reduction copies of which are attached hereto as Exhibit 1.4(b)(i)), a new survey to be prepared by a qualified surveyor to reflect the metes and bounds description in Exhibit 1.2(a), and duplicate sets of legible copies of title exception documents with respect thereto. At Closing, BFG shall provide to Westlake, at Westlake's expense, title insurance policies with respect to the Title Insurance Property, in an amount designated by Westlake within seven days from the date of execution hereof, issued by Commonwealth Land Title Insurance Company, or other reasonably acceptable title insurance company, subject only to those easements, reservations, restrictions, covenants, conditions, safe harbor leases, and other matters therein specified in Exhibit 1.4(b)(ii) ("Permitted Exceptions") and containing all reasonable and usual endorsements as requested by Westlake, including comprehensive, zoning and land use, contiguity, public access and affirmative insurance of easements, options and rights that run with the land. Reinsurance shall be provided in amounts requested by Westlake upon reinsurance agreements providing for direct access. At its expense, BFG shall obtain surveys of the Title Insurance Property and as are necessary to enable the title insurance company to delete the survey exception from such title policies. Title to be granted by BFG shall be good and marketable subject to exceptions hereinabove provided and such retained rights ("Retained Rights") as may be provided pursuant to the general principles set forth in Exhibit 1.4(b)(iii).
                  (c) BFG shall convey to Westlake the Equipment, Rolling Stock, Installed Catalyst, Inventory, Stores, caustic and propane resale assets, Critical Spares and Miscellaneous Raw Materials (to the extent the items constitute tangible personal property) and all other tangible personal property included in the Assets by a bill of sale in the form set forth in Exhibit 1.4(c) hereto; provided, however, that with respect to any Rolling Stock or property as to which ownership is evidenced by a certificate of title or similar instrument required to be filed to evidence a transfer of title, such transfer shall be effected by the execution by BFG and delivery to Westlake of appropriate endorsements, certificates, affidavits and other instruments required to effect transfer of ownership to Westlake.
                  (d) BFG shall convey to Westlake the Business Arrangements, Capital Project Plans, Environmental and Safety Records, Permits, Customer Data, Supplier Data, Books and Records which constitute contractual rights or intangibles by an assignment and assumption agreement ("Assignment and Assumption Agreement") in the form set forth in Exhibit 1.4(d) hereto. This Agreement, the Assignment and Assumption Agreement, the other agreements referenced in the preceding subsections of this Section 1.4, and all other agreements, documents, certificates or instruments to be delivered in connection with the transactions referenced herein are hereinafter collectively referred to as the "Transaction Documents". Westlake, however, shall not assume any liability or obligation, known or unknown, fixed, contingent or otherwise of BFG, and BFG and its affiliates shall retain all liabilities and obligations, whether primary or secondary, direct or indirect, or fixed, absolute or contingent, with respect to or arising out of the use, operation or ownership of the CA&O Plant, or the ownership, possession or use of the Assets, or the employment or compensation of any of the employees, prior to the Closing, unless expressly provided otherwise herein, all of such liabilities or obligations being herein referred to as the "Retained Liabilities".
                  (e) BFG shall deliver to Westlake a FIRPTA Affidavit, duly executed by BFG, stating that BFG is not a "foreign person" as defined in the Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act.
2.     Purchase Price - Funds.
       2.1. Purchase Price. The purchase price (the "Purchase Price") for the Assets shall be Ninety-Two Million, Seven Hundred Fifty Thousand United States Dollars ($92,750,000). The parties agree to endeavor in good faith to agree upon the allocation of the Purchase Price among the Assets.
3.     The Closing.
       3.1. Closing and Closing Date. The closing of the transactions contemplated hereby (the "Closing") shall be held on September 1, 1997 at the offices of BFGoodrich in Brecksville, Ohio, or such other place as the parties mutually agree. Provided however, that in the event the conditions to Closing as set forth in Article 9 hereof have been satisfied or waived on or before such date, then the Closing shall be rescheduled for August 15, 1997. The Closing shall be effective as of 12:01 a.m., Calvert City, Kentucky time on the date of the Closing (the "Closing Date").
       3.2. Title, Possession, Risk of Loss. Title, possession and risk of loss or destruction or damage to the Assets shall pass to Westlake as of the Closing Date; provided, however, that this Section 3.2 shall not diminish, limit or otherwise impair in any manner Westlake's rights under the other provisions of this Agreement or the other Transaction Documents which apportion liability among the parties with respect to events, occurrences, omissions or other matters arising or occurring during specified periods.
       3.3 Mechanics of Closing. The Closing shall occur in the following sequence of steps, all of which shall be deemed to have occurred simultaneously:
                  (i)    All conditions precedent shall be satisfied;
                  (ii) All documents relating to the Closing as provided for herein shall be executed and delivered; and
                  (iii) Westlake shall cause the Purchase Price to be delivered on the Closing Date by wire transfer of immediately available funds to a bank account which will be identified by BFG in writing not less than one (1) week prior to the Closing. 4. Conduct Prior to the Closing and Certain Covenants and Other Matters.
       4.1. Conduct of Business. BFG covenants and agrees, from the date hereof and through the Closing Date, that:
                  4.1.1. The Assets will be maintained and repaired in the usual and ordinary course and operated in a good, workmanlike and prudent manner until the Closing Date;
                  4.1.2. BFG will use its best efforts to preserve for Westlake the goodwill of all Persons dealing with the Assets and the CA&O Plant until the Closing Date (as used in this

Agreement, the term "Person" shall mean an individual or Entity, and the term "Entity" shall mean a corporation, partnership, joint venture, trust, unincorporated organization or association, Governmental Authority or other entity);
                  4.1.3.       The business  and operations  of the  CA&O  Plant
will be conducted in a prudent, businesslike manner until the Closing Date, consistent with past practice;
                  4.1.4. From the date hereof to the Closing Date, BFG will cooperate fully with Westlake as to arrangements for the transfer of the Assets to Westlake in an orderly fashion to be made on or after the Closing Date;
                  4.1.5. From the date hereof to the Closing Date, BFG will maintain in full force and effect all insurance now in effect or renewals thereof covering all of the Assets and the CA&O Plant and their respective operations and employees, and not default with respect to any provision of, and give all notices and present all claims under, all insurance policies in a due and timely fashion;
                  4.1.6. From the date hereof to the Closing Date, BFG will promptly notify Westlake of its receipt of any significant notice or claim, written or oral, of default or breach by BFG under, or of any termination or cancellation, or threat of termination or cancellation, of any material contract or other material instrument relating to the Assets or the CA&O Plant or their operations;
                  4.1.7. From the date hereof to the Closing Date, BFG will promptly notify Westlake of any material loss of or damage to any of the Assets (other than the sale or use of inventory and raw materials in the ordinary course of business) and BFG will not transfer any Asset other than the sale or use of inventory and raw materials in the ordinary course of business, consistent with past practice;
                  4.1.8. From the date hereof to the Closing Date, promptly after receipt of notice thereof by BFG, BFG will give notice to Westlake of any material claim or litigation, threatened or instituted, or any other material adverse event or occurrence known to BFG involving or affecting the CA&O Plant or the Assets;
                  4.1.9. From the date hereof to the Closing Date, BFG will take all actions which are reasonably necessary to lawfully transfer the Assets to Westlake on the Closing Date including taking such actions as are appropriate to work with Westlake in obtaining the Permits listed in Exhibit 1.2(f) at no additional cost to Westlake, except for filings in connection with approvals or consents of Persons customarily made or obtained subsequent to transfer of title;
                  4.1.10. From the date hereof to the Closing Date, BFG will comply with or cause to be complied with in all material respects all Legal Requirements affecting or relating to the Assets or the CA&O Plant (as used in this Agreement, the term "Legal Requirement" shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation of, including the terms of any license or permit issued by, any Governmental Authority);
                  4.1.11. From the date hereof to the Closing Date, BFG will not increase the compensation of its Business Employees, including benefits, except in the reasonable and ordinary course of business consistent with past practice.
                  4.1.12. No Shopping. From the date of this Agreement to the earlier of (i) the Closing Date or (ii) termination of this Agreement, BFG shall not itself, and shall cause its affiliates and all of its and its affiliates' respective officers, directors, employees, partners, agents and advisors not to, directly or indirectly, encourage, solicit or engage in discussions or negotiations with, or provide any information to, or consider any proposal or offer presented by, any party concerning any sale or any other disposition of the Assets or the CA&O Plant. From the date of this Agreement to the earlier of
(i) the Closing Date or (ii) termination of this Agreement, Westlake shall not itself, and shall cause its affiliates and all of its and its affiliates' respective officers, directors, employees, partners, agents and advisors not to, directly or indirectly, encourage, solicit or engage in discussions or negotiations with, or provide any information to, or consider any proposal or offer presented by, any party concerning any sale or any other disposition of the Assets, the CA&O Plant or its VCM Plant at Calvert City, Kentucky.
                  4.1.13 Inventories. On the Closing Date, the value of Engineering Stores (excluding Carbopol items), finished goods inventories, raw materials inventories and in-process material, to the extent included in the Assets, shall be determined by physical inventory, and BFG shall report the value thereof to Westlake within five (5) business days after the Closing Date. Such value shall be determined in accordance with the books and records maintained by BFG for the CA&O Plant in the ordinary course of business, in accordance with past practice consistently applied. In the event such value shall exceed U.S. $15,517,436 (the "Target Level") then Westlake shall pay BFG an amount equal to the excess thereof. In the event such value is less than Target Level then BFG shall pay Westlake an amount equal to the shortfall. No action or decision of BFG undertaken solely in order to maintain such inventories at the Target Level shall form the basis for any claim of breach of any applicable representation, warranty, covenant or agreement contained in this agreement.
       4.2. FTC Proceedings. BFG will make such filings or notifications with the Federal Trade Commission ("FTC") as may be appropriate in respect of the transactions contemplated by this Agreement relative to the Stipulation and Final Order entered July 25, 1989 issued by the United States Court of Appeals for the Second Circuit in Docket No. 88-4065 styled The B.F.Goodrich Company
v. The Federal Trade Commission (the "Final Order"). BFG agrees promptly to notify Westlake of any communications it submits to or receives from the FTC with respect to such transactions and to furnish copies thereof to Westlake contemporaneously with their submission or receipt. BFG and Westlake shall promptly file any required notifications under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act") with respect to the transactions contemplated by this Agreement.
       4.3. Environmental Permits. Prior to Closing, BFG shall notify the Kentucky Department of Environmental Protection ("KDEP") of the transactions contemplated herein. BFG and Westlake shall cooperate in effecting the transfer of the environmental permits listed in Exhibit 4.3 to Westlake in accordance with the applicable laws and regulations. From and after Closing, Westlake shall continue to treat wastewater from the BFG Plant in the wastewater treatment system included in CA&O Plant, in accordance with the Services Agreement which is attached hereto and made part hereof as Exhibit 6.2.
       4.4 Access to Properties and Records. From the date of this Agreement and through the Closing Date, BFG will (i) keep Westlake advised of all material developments relevant to the consummation of this Agreement and CA&O Plant operations; (ii) cooperate, both in permitting Westlake and its representatives, advisers, consultants, appraisers, engineers and other experts to make a full investigation of the business, properties, operations and financial condition of the Assets; and (iii) afford Westlake and its representatives, advisers, consultants, appraisers, engineers and other experts reasonable access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, agreements and commitments and personnel of BFG related to the Assets and the CA&O Plant.
       4.5 Westlake agrees to promptly undertake negotiations in good faith with Geon (and with BFG's involvement and cooperation at BFG's request) to consummate the execution of the ethylene supply agreement contemplated in Section 7.1(r) hereof. It is Westlake's intention to give priority to consummating an ethylene supply agreement with Geon on the terms contemplated in Section 7.1(r). The parties intend that the average acquisition price referred to in Section 7.1(r) shall be equal to the Ethylene Price as defined in Article 7 of the current ethylene sale agreement between BFG and Geon (excluding the price floor and the banked ethylene credit). Westlake, to the extent within its control, will not allow discussions regarding an ethylene supply agreement involving a longer term or greater quantities to operate to the detriment of or to otherwise prevent the execution of the ethylene supply agreement contemplated in Section 7.1(r) hereof. 5. Personnel Employment Arrangements and Employee Benefits.
       5.1. Personnel. Exhibit 5.1 is a list of hourly and salaried employees of BFG who are employed on a full-time basis (or on long term disability) in the operation of the CA&O Plant as of the date of this Agreement. (All of the employees listed on Exhibit 5.1, shall hereinafter be referred to as the "Business Employees.") Westlake shall identify the number of wage and salary employees to whom it wishes to offer employment and make offers of employment to selected Business Employees on the Closing Date. Westlake will offer employment to not less than 165 of the Business Employees. A Business Employee who is "actively" employed immediately prior to the Closing Date who accepts an offer of employment by Westlake shall become an employee of Westlake at the opening of business on the Closing Date. A Business Employee shall be considered to be "actively" employed if such employee was either at work (whether on or off the CA&O Plant premises) as of the day prior to or on the Closing Date, or was temporarily absent at such time because of illness, disability (other than disabilities which are reasonably anticipated to be long term or of indefinite duration), vacation, or other excused absence. The employment by Westlake of any Business Employee who is not actively employed immediately prior to the Closing Date shall commence at such time as such Business Employee actually returns to work. Until that time, any such Business Employee shall remain an employee of BFG, and BFG shall retain responsibility for all benefits to which such Business Employee is entitled. Westlake agrees to notify BFG when any such Business Employee returns to work.
       Each salaried Business Employee offered employment by Westlake shall be offered compensation which may include base and incentive pay provisions generally equivalent to such Business Employee's compensation level immediately prior to the Closing Date, and benefits consistent with those provided to similarly situated Westlake employees. Each offer of employment made by Westlake shall be for either the same position as such Business Employee held with BFG, or for a position which would clearly be reasonable for a person of that Business Employee's qualifications and skills to accept under the circumstances existing at the time of the offer.
       The Business Employees who accept offers of employment from Westlake shall be referred to hereinafter as "Plant Employees." BFG shall provide
Westlake with information as to the title, employment history and current compensation level of all Business Employees and shall assist Westlake in effecting an orderly change of employment for Plant Employees. Business Employees who decline offers of employment will, unless they are provided with other employment by BFG, be treated as having voluntarily terminated their employment with BFG. BFG shall request Business Employees to accept offers of employment from Westlake.

       5.2. Covenant re Personnel. For a period of two (2) years after the Closing Date, BFG and Westlake agree that they will not, without first obtaining the written consent of the other, which consent may be withheld for any reason, offer employment to any employee of the other party who is employed by or who has voluntarily terminated employment from such other party after the Closing Date except that Westlake may offer employment to the Business Employees.
       5.3.       Benefits.
                  (a) Recognition of Prior Service. With respect to Plant Employees, Westlake shall recognize all credited service and the entire period of plan participation recognized under the BFG Pension Plans (as defined below) in which the Plant Employees were participating as employees of BFG, for purposes of determining benefit eligibility and vesting, and calculating the benefits of Plant Employees, under the Pension Plans of Westlake described in
Article 5.3(b) herein.
                  (b)    Pension Plans.
                         (i)   Except as otherwise set forth in this  Section 5,
BFG shall retain responsibility and complete liability for all benefits accrued up to the Closing Date by the Plant Employees under the pension plans in which such Business Employees were participating as employees of BFG (the "BFG Pension Plans"). The BFG Pension Plans and the categories of employees covered by each plan are listed on Exhibit 5.3(b)(i).
                         (ii)  Westlake  shall  maintain  tax-qualified  defined
benefit pension plans ("Westlake's Pension Plans") for all salaried Plant Employees, which plans shall be consistent with plans provided to Westlake Monomers Employees, and which plans shall provide for the accrued benefit payable monthly thereunder to a Plant Employee to be reduced by the amount of such Plant Employee's "Frozen Benefit Obligation", as defined below, under the BFG Pension Plans; provided, however, that Westlake's obligation with respect to employees presently subject to collective bargaining agreements shall be limited to obligations Westlake agrees to with the appropriate collective bargaining agents. The Frozen Benefit Obligation of each Plant Employee shall be calculated by BFG as soon as practicable after the Closing Date, and shall be promptly delivered to Westlake. The Frozen Benefit Obligation of a Plant Employee shall be the monthly pension payment which such Plant Employee would be entitled to receive from the applicable BFG Pension Plan if such Plant Employee commenced receipt of pension payments at age 65. If a Plant Employee retires from Westlake prior to reaching age 65, the Frozen Benefit Obligation of such Plant Employee shall be actuarially adjusted from the amount payable commencing at age 65 to equal the monthly pension amount that such Plant Employee would have received from the applicable BFG Pension Plan had pension payments commenced on the date on which such Plant Employee retires from Westlake. In actuarially adjusting the amount of the Frozen Benefit Obligation for Plant Employees, BFG shall use the actuarial assumptions which are consistent with current plan provisions and applicable ERISA requirements with respect to the applicable BFG Pension Plan, which assumptions have previously been furnished in writing to Westlake.

                         (iii) All Plant Employees will be fully vested in their
accrued benefits under the BFG Pension Plans as of the Closing Date, regardless of their length of service at that time.
                  (c)    Savings and Investment Plan.
                         (i)   Within 180 days after the Closing Date, Westlake,
if it does not already maintain such a plan, shall establish and shall thereafter maintain a tax-qualified defined contribution plan (the "Westlake's Savings Plan") under Section 401(k) of the Internal Revenue Code of 1986, as amended ("the Code") for all of those Plant Employees who were eligible to participate in The B.F.Goodrich Company Retirement Plus Savings Plan or The B.F.Goodrich Company Retirement Plus Savings Plan for Wage Employees collectively the "BFG RPSP") immediately prior to the Closing Date. The parties agree to work together to facilitate a trust-to-trust transfer under the requirements of the Code for those Plant Employees who elect to do so as of a given date, whereby all assets in the trust established under the BFG RPSP attributable to all Plant Employees electing to do so will be transferred to the trust established under the Westlake's Savings Plan. Westlake shall grant past service credit for service recognized by BFG for purposes of determining eligibility to participate and vesting in Westlake's Savings Plan.
                         (ii)  All  Plant  Employees  shall  be  fully vested in
their account balances in the BFG RPSP as of the Closing Date, regardless of their length of service at that time.
                         (iii) Transfer of Plan Assets.  In connection with  the
trust-to-trust transfer of assets from the trust established under the BFG RPSP to the trust established under Westlake's Savings Plan:
                               (A)    BFG and Westlake each warrant to the other
that all applicable provisions of the Code and regulations promulgated thereunder will be complied with in effecting such asset transfer, and Westlake does further warrant, conditioned on BFG's warranty that it is transferring to Westlake's Savings Plan the entire accrued benefit of each Plant Employee electing to do so, that the Plant Employees' accrued benefits under Westlake's Savings Plan immediately after such transfer of assets shall not be less than such Plant Employees' accrued benefits transferred from the BFG RPSP to the trust under Westlake's Savings Plan immediately prior to such transfer or funding. This warranty is limited to the accrued benefits transferred;
                               (B)    At  least  thirty  (30)  days prior to any
scheduled transfer of trust assets, BFG and Westlake agree to provide each other copies of their respective savings plans;
                               (C)    At least  seven  (7)  days  prior  to  any
transfer of trust assets, Westlake shall provide BFG with an opinion of Westlake's counsel, substantially in the form attached as Exhibit 5.3(d)(iii)(a) hereto, and BFG shall provide Westlake with an opinion of its counsel, who may be an employee of The B.F.Goodrich Company, in substantially the form attached hereto as Exhibit 5.3(d)(iii)(b);
                               (D)    Westlake and BFG shall, in connection with
such transfer, cooperate in making all appropriate filings required under the Code or the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations thereunder;
                               (E)    Any  qualified  domestic  relations orders
(as defined in Code Section 414(p)) received by BFG with respect to any assets transferred to Westlake's Savings

Plan shall be transferred to Westlake at the time such assets are transferred or at the time such order is received by BFG if later, to the extent allowed by and in compliance with applicable law; and
                               (F)    It is contemplated by the parties that the
trust-to-trust transfer will occur within 180 days from the Closing.
                         (iv)  After  the  trust-to-trust  transfer  referred to
above is complete Westlake shall permit Plant Employees to voluntarily roll-over their balances in the BFG RPSP into Westlake's Savings Plan from time to time.
                  (d) Welfare and Other Non-Pension Benefits. As soon as practicable after the date hereof, Westlake shall maintain group health, life, disability and other welfare and fringe benefit programs for salaried Plant Employees, with coverage commencing as of the Closing Date. BFG agrees to pay for all charges reimbursable under its group health plans applicable to Plant Employees, which are attributable to medical services which were rendered prior to the Closing Date, and BFG agrees to cover, to the extent set forth in its applicable group health plans, the costs incurred after the Closing Date for services rendered due to any hospital confinement which commenced prior to the Closing Date, until the covered Plant Employee or covered dependent is discharged. Except for the specific circumstance set forth in the previous sentence or elsewhere in this Agreement, BFG shall not be liable for any costs relating to medical conditions which existed prior to, but for which medical services were rendered on or after the Closing Date, regardless of whether BFG had knowledge of such conditions as of the Closing Date. Plant Employees and their dependents who are covered under or eligible to participate immediately in a BFG basic medical and hospitalization plan as of the Closing Date shall be offered participation in a basic medical and hospitalization plan of Westlake as of the Closing Date, with exclusions for preexisting conditions only to the extent so excluded under BFG's plan.
                  (e) Retiree Life and Medical. BFG shall provide retiree medical and life insurance coverage for Plant Employees who are eligible to retire on the Closing Date. Westlake shall provide retiree medical and life insurance coverage to other Plant Employees, which coverage for salaried Plant Employees shall be generally comparable to that provided by Westlake to its similarly-situated employees. In the event a Plant Employee receives retiree medical and/or life insurance coverage from BFG and active employee medical or life insurance coverage, as the case may be, from Westlake, Westlake agrees that its coverage shall be primary, and any coverage provided by BFG shall be secondary. If a Plant Employee who is eligible to retire on the Closing Date is eligible for retiree medical and/or life insurance coverage from BFG and Westlake, BFG agrees that BFG's coverage shall be primary, and any such primary coverage provided by Westlake shall be secondary.
                  (f) Vacation. Westlake shall adopt vacation entitlement policies for the salaried Plant Employees which are generally consistent with the policies of similarly situated Westlake employees. Westlake will permit such salaried Plant Employees an opportunity to schedule, in the same manner previously available to such Plant Employees under the BFG vacation policy, vacation time off with pay for the unused vacation to which such Plant Employees were entitled under the BFG vacation policy applicable to them as of the Closing Date, provided such request for vacation time off do not materially adversely affect the Westlake's operation of the CA&O Plant. An employee shall not lose vacation accrued as of the Closing Date if he has timely requested vacation and time off has been denied by Westlake. BFG shall reimburse Westlake for the value of (1) unused, earned vacation and (2) accrued vacation for Plant Employees as of the Closing Date.
                  (g) Severance and Other Items. Westlake agrees to pay any salaried Plant Employee the severance amount opposite such Business Employee's name as listed on Exhibit 5.1 if such salaried Plant Employee's employment is terminated by Westlake, other than for "cause", during the period which commences on the Closing Date and ends one (1) year thereafter. For purposes of this section, "cause" shall mean failure of an employee to perform those duties in the scope of his employment as a person of ordinary prudence would have done under the same or similar circumstances, or the commission of acts by the employee in the scope of his employment which a person of ordinary prudence would not have done under the same or similar circumstances, including but not limited to (i) the misappropriation of funds or property of Westlake or a subsidiary of the Westlake by a Plant Employee, (ii) commission by a Plant Employee of an act of fraud upon, or a material evidence of bad faith, dishonesty or disloyalty towards Westlake or its subsidiary, or (iii) any conduct on the part of the Plant Employee which would, in Westlake's sole good faith judgment, result in prejudice to the best interest of Westlake or its subsidiary if he were retained as an employee.
       After receipt of the employee information furnished by Westlake pursuant to Section 5.1 hereof, BFG will work with Westlake to formulate a voluntary separation program with features and employee eligibility mutually determined by BFG and Westlake. In formulating such a program, BFG will consider reasonable and flexible approaches which do not increase or decrease the amount of risk and financial exposure agreed to by BFG herein, regardless of the timing and nature of the program. This program would be offered to the eligible employees in connection with the closing of the transactions contemplated herein. After determination of the number of eligible employees who will accept the voluntary separation program, the balance of the number of the wage and salary employees will either be offered employment by Westlake or severed at the time of closing.
       Westlake shall reimburse BFG for voluntary separation and severance costs paid by BFG in respect of all Business Employees who accept the early retirement program or are otherwise severed, in excess of an amount calculated as follows: fifty-percent times Average Cost (as hereinafter defined) multiplied by twenty-three (23). For the purposes of the foregoing sentence, the term "Average Cost" means the total amount of severance payments identified in Schedule 5.1 for all of the Business Employees who accept the voluntary separation program or are otherwise severed, times one hundred ten (110%) percent, divided by the total number of such Business Employees.
                  (h) Scope and Term of Certain Obligations. Westlake agrees that its obligations (i) to maintain Westlake's Pension Plans described in
Section 5.3(b)(ii), (ii) to maintain Westlake's Plan described in Section 5.3(c)(i), (iii) to provide certain welfare and other non-pension benefits as described in Section 5.3(d), (iv) to provide certain retiree life and medical coverage as described in Section 5.3(e) and (v) to adopt vacation entitlement policies as described in Section 5.3(f) shall include the obligation to not reduce benefits under such arrangements which obligation shall continue for a period ending on the first to occur of (A) the expiration of twelve (12) months from the Closing Date or (B) any of the following: (i) the effective date of a requirement that Westlake incur increased costs with respect to the pension and benefit plans provided to those of its employees in the United States other than Plant Employees (Other Plans), in order to satisfy the so called Anti-discrimination rules under the applicable provisions of the Code and ERISA (in which case Westlake may reduce benefits after twelve (12) months, or such shorter period as is required to comply with applicable law or regulations, have elapsed from the Closing Date, to the extent necessary to comply with such provisions without incurring increased costs with respect to such Other Plans), (ii) with respect to Plant Employees as a result of a collective bargaining process, different benefit programs, plans, practices or arrangements are required to be established with respect to such group of employees, (iii) mutual agreement of Westlake and BFG or (iv) termination, modification or reduction by BFG of its benefits available under its similar plans, programs or arrangements, in which case Westlake may only make reductions comparable to those made by BFG. Westlake's obligation hereunder shall extend only with respect to Business Employees who become actively employed by Westlake as of a time immediately after the Closing Date.
                  (i) The parties hereto agree that it is not intended that any Plant Employees will, by reason of their employment by Westlake, be entitled to duplicative benefits from BFG and Westlake, and do agree that the provisions of this Agreement shall not be construed by either party so as to entitle the Plant Employees to duplicative benefits. This provision shall not, however, be read to limit in any way the provisions of Section 5.3(a).
       5.4. Cooperation of the Parties. BFG and Westlake agree to fully cooperate with respect to each of the filings and calculations necessary to effect the transactions contemplated by this Article 5 and in obtaining any governmental approvals required hereunder.
       5.5. Employee Rights. Nothing herein expressed or implied shall confer upon any employee of BFG, any Plant Employee or any other employee or legal representatives thereof any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by any reason of this Agreement.
       5.6. Wage Reporting. Wages paid by BFG to Plant Employees during the year in which the Closing Date occurs shall be considered attributable to Westlake for purposes of Code Section 3121(a)(1) and Income Tax Regulations promulgated thereunder. BFG shall furnish each Plant Employee one Wage and Tax Statement (IRS Form W-2) for wages paid by BFG from January 1 of the year in which the Closing Date occurs to the Closing Date. Westlake shall furnish each Plant Employee one Form W-2 covering the period from the Closing Date through the end of the year in which the Closing Date occurs. Both parties shall comply with the provisions of Section 4 of Rev. Proc. 84-77.
       5.7. Collective Bargaining Agreement. Westlake agrees to offer to recognize the IAM as the present collective bargaining agents of Plant Employees and to assume the present collective bargaining agreement. Westlake may negotiate with the IAM to modify the current collective bargaining agreement as related to all provisions of the agreement; however, failing to reach an agreement prior to the Closing Date, Westlake will accept the existing collective bargaining agreement provisions; provided, however, that if, prior to the Closing, the Union seeks to enjoin the Closing in aid of arbitration or BFG experiences any strike, slowdown, or any other form of interference with normal operations as a direct and proximate result of such negotiations by Westlake, Westlake shall cooperate with BFG in order to promptly and effectively resolve such matters.
6. Certain Contracts. At the Closing, BFG and Westlake shall enter into the agreements referred to in Sections 6.2 through 6.6.
       6.1. Termination of Agreements. All ancillary agreements entered into between the parties in connection with the Amended and Restated Master Conveyance Agreement dated

March 1, 1990, other than the Agreement on Licensing of EDC and VCM Technology, the Access and Easement Agreement and the Catalyst Supply Agreement shall terminate upon completion of the Closing.
       6.2 Services Agreement. A Services Agreement, substantially in the form attached hereto as Exhibit 6.2, covering such items as (i) deliveries of raw materials, air, water, steam, nitrogen and natural gas, (ii) treatment and discharge of certain substances, (iii) the provision of electricity, (iv) the installation of meters, (v) general site administrative, accounting, laboratory and construction support, (vi) dispensary, fire and emergency services, (vii) docking and railcar services, (viii) transitional and occasional services to be provided by the parties to each other, and (ix) maintenance of the facilities required to provide the services and utilities contemplated by such agreement (the "Services Agreement"). It is understood and agreed that the Services Agreement may be entered into by either Westlake or by an affiliated entity formed for the purpose of acquiring the Assets and CA&O Plant.
       6.3. Technology License Agreement. A Technology License Agreement, substantially in the form attached hereto as Exhibit 6.3, granting Westlake a license to practice the technology described therein.
       6.4. Propane Dock Usage Agreement. A Propane Dock Usage Agreement containing terms set forth on Exhibit 6.4 hereto (the "Propane Dock Usage Agreement").
       6.5. Access and Easement Agreements. A joint easement and access agreement pursuant to which Westlake and BFG are granted access to and easements on the other's property in connection with the operation of the CA&O Plant by Westlake and the BFG Plant by BFG, substantially in the form attached hereto as
Exhibit 6.5.
       6.6. Environmental Services Agreement. An Environmental Services Agreement substantially in the form attached hereto as Exhibit 6.6 hereto (the "Environmental Services Agreement").
7.     Representations and Warranties.
       7.1. Representations and Warranties of BFG. BFG MAKES NO WARRANTY THAT ANY OF THE ASSETS, PROPERTIES OR PRODUCTS OF THE CA&O PLANT OR BUSINESS ARE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE NOR IS THERE ANY OTHER WARRANTY OR CONDITION WITH RESPECT THERETO, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT WITH RESPECT TO SUCH ASSETS, INCLUDING, WITHOUT
LIMITATION, ANY WARRANTIES OR CONDITIONS WITH RESPECT TO THE MERCHANTABLE QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY SUCH ASSETS, PROPERTIES AND PRODUCTS WHICH MIGHT OTHERWISE BE IMPLIED BY THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, WESTLAKE SPECIFICALLY ACKNOWLEDGES THAT THE ASSETS BEING TRANSFERRED AND CONVEYED PURSUANT TO THIS AGREEMENT ARE BEING SOLD AND PURCHASED ON AN "AS IS" AND "WHERE IS" BASIS.
       BFG hereby expressly represents and warrants to Westlake that, as of the date hereof and the Closing Date, and except as set forth in any Exhibit hereto:
                  (a) Corporate Existence and Authority. BFG is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and is duly qualified or licensed and authorized to do business in the Commonwealth of Kentucky.

                  (b) Execution and Delivery.  BFG has full right,  power, legal capacity and authority to execute, deliver and perform this Agreement and the other Transaction Documents and to consummate the transactions contemplated therein and thereby, subject only to receipt of the approval referred to in
Section 9.2.6 hereof. This Agreement, and each other Transaction Document required to be executed and delivered by BFG pursuant to this Agreement, has been duly executed and delivered by BFG and, when duly executed and delivered by BFG, will constitute legal, valid and binding obligations of BFG enforceable in accordance with their respective terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
                  (c)  Consents  and  Approvals.  Except  for the  consents  and approvals for the transfer of the Permits, any approvals related to the RCRA or HSWA permits, the approval referred to in Section 9.2.6 hereof and compliance with the HSR Act with respect to the transactions contemplated by this Agreement, no approval, consent or other order or action of or filing with any Person is required for the execution, delivery or performance by BFG of this Agreement or the other Transaction Documents. There are no preferential rights of purchase or rights of first refusal held or claimed by third parties with respect to the Assets.
                  (d)  Title.  Except  for the  Permitted  Exceptions,  BFG owns outright, or has a valid license or lease for, and has, and shall at the Closing have, and upon Closing Westlake shall receive, full legal and beneficial title to all of the Assets (other than the Real Property interests, as to which BFG is giving a special warranty of title as herein provided) free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts and encumbrances. The Permitted Exceptions do not materially adversely affect the ownership and operation of the CA&O Plant as currently operated by BFG.
                  (e) No  Violations.  The execution and delivery by BFG of this
Agreement and the other Transaction Documents, and the consummation of the transactions contemplated thereby and the performance by BFG of its obligations thereunder, will not (i) constitute a violation of, conflict with, or result in a breach or constitute a default under any mortgage, indenture, charter or bylaw provision, contract, agreement, commitment or other instrument of any kind to which BFG is a party or by which BFG or any of its respective properties or assets may be bound or affected or (ii) violate any Legal Requirement or (iii) result in the creation or imposition of any lien, charge or other encumbrance upon the Assets.
                  (f) Kentucky Location. The Assets are primarily located in the
Commonwealth of Kentucky, Marshall County, Calvert City, and will be so located when conveyed to Westlake at the Closing. The transaction contemplated by this Agreement constitutes an occasional sale and is not a transaction sufficient in number, scope and character to constitute an activity requiring the holding of a Kentucky Sales Tax Seller's Permit. All tangible personal property transferred to Westlake hereunder consists solely of inventories held for resale in the normal course of business and manufacturing assets held or used in the course of an activity for which BFG is not required to hold a Kentucky Sales Tax Seller's Permit.
                  (g) Technology.  The  Proprietary  Rights will afford Westlake the rights to use all technology, proprietary information, know-how or patented ideas, designs or inventions owned by BFG or others, if and to the extent BFG has the right to grant such rights owned by Persons other than BFG, necessary for the present operation of the CA&O Plant or Assets and the marketing, distribution, and sale (whether by Westlake or Westlake's direct or indirect customers) of the products produced at the CA&O Plant. Neither the use nor practice of the Proprietary Rights by BFG infringes on the rights of any third party. No license fees and royalties are payable in connection with the use and practice of the Proprietary Rights, except as set forth in Exhibit 7.1(g).
                  (h) Employee Matters.  Except as identified in Exhibit 7.1(h), the Plant Employees are not subject to any collective bargaining agreements or other contracts with a labor union, contingent or otherwise, nor are any Plant Employees represented by any labor union.
                  Except as disclosed in Exhibit 7.1(h) hereto,  neither BFG nor any other organization which is a member of a controlled group of organizations (within the meaning of Code Sections 414(b), (c), (m) or (o)) of which BFG is a member (the "Controlled Group"), has any obligation, contingent or otherwise, to any Plant Employees under any employment or consulting agreement or under any executive or employee compensation or benefit plan, agreement or arrangement, sponsored by BFG or such other organization, including, without limitation, any pension, retirement, profit sharing, stock option, stock purchase, bonus, savings, medical, life insurance, and other welfare benefit plans (collectively referred to herein as "Company Plans"). With respect to Plant Employees, except as disclosed in Exhibit 7.1(h) hereto, BFG has not breached or otherwise failed to comply in any material way with any provision of any Company Plan.
                  With respect to each Company Plan: (i) each Company Plan which is an "employee pension benefit plan" (as such term is defined in ERISA Section 3(2)) is "qualified" within the meaning of Section 401(a) of the Code and has received a favorable determination letter as to its qualification under the Code; (ii) to the best of BFG's knowledge, no member of the Controlled Group nor any other party has, with respect to any Company Plan, engaged in a prohibited transaction, as such term is defined in Code Section 4975 or any applicable sections of ERISA, which would subject BFG or Westlake to any taxes, penalties or other liabilities resulting from prohibited transactions under Code Section 4975 or under any applicable sections of ERISA; (iii) to the best of BFG's knowledge, no event has occurred and no condition exists that would subject BFG or Westlake to any taxes under any applicable sections of the Code or to a fine under ERISA Section 502(c); and (iv) each member of the Controlled Group has substantially complied with the reporting and disclosure requirements of ERISA. Except as disclosed in Exhibit 7.1(h), BFG does not presently maintain any "multi-employer plan" (within the meaning of Section 3(37) of ERISA)
applicable to Plant Employees. With respect to any Company Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1)), such plan complies in all material respects with all applicable federal laws. Except as disclosed in Exhibit 7.1(h), neither BFG nor the Controlled Group maintains any post-retirement health and life insurance plans for employees and retirees of BFG. Except as listed in Exhibit 7.1(h) hereto, BFG has no commitment, whether formal or informal and whether legally binding or not, to create any additional Company Plan or to amend or modify any Company Plans and no benefits will become payable under any Company Plan as a result of the consummation of the transactions contemplated hereby.
                  (i)  Complete  Assets;  No  Misrepresentation.  Other than any
Permits or governmental approvals, the Assets are all of the material assets and properties, real, personal, tangible and intangible, which are owned by BFG and which are necessary for the operation of the CA&O Plant as currently operated by BFG.

                  (j) Business Arrangements. Exhibit 1.2(l) sets forth all Business Arrangements, each of which is in full force and effect. Except as disclosed in Exhibit 7.1(j) hereto, BFG is not in material default under, nor does any event, circumstance or situation exist which, with the passage of time will cause a material default under any Business Arrangement or Legal Requirement relating to any of the Assets or the businesses or operations of the CA&O Plant under which any Person is or may be entitled to assert any rights against any of the Assets or the business, operations, or products produced or used at the CA&O Plant.
                  (k) Taxes. Except for the Permitted Exceptions or as disclosed in Exhibit 7.1(k), BFG has either discharged or caused to be discharged, as the same have become due, all taxes, costs, expenses, charges and debts of every kind and character, attributable or relating to the Assets, the business and operations of the CA&O Plant, or revenues or income derived therefrom for all periods through the Closing Date, the nonpayment of which would result in a lien or encumbrance on any Asset; and the assessment of any additional taxes, that by law should have been reported or paid or in accordance with generally accepted accounting principles should have been accrued, is not expected.
                  (l) Compliance with Laws. Except as set forth in Exhibit 7. 1(l):
                         (i)  BFG is in compliance in all material respects with
all Legal Requirements applicable to the Assets and/or the ownership, operation and use thereof (except with respect to any non-compliance caused by or resulting from Westlake's operations), and BFG has not received notice of any noncompliance or alleged noncompliance with any Legal Requirement relating or applicable to any of the Assets or to the operation of the CA&O Plant, the existence or enforcement of which would have a material adverse effect upon Westlake's ability to operate the CA&O Plant subsequent to the Closing Date on substantially the same basis as currently conducted and operated or which would require the payment of fines or penalties in respect of matters occurring prior to the Closing Date including, without limitation, any Legal Requirement relating to (A) wages, hours, hiring, non-discrimination, promotion, retirement, benefits, pensions or working conditions, (B) air, water, noise, odor or solid or liquid waste (including the generation, treatment, storage, disposal or transportation thereof), (C) health and safety, (D) zoning, (E) the production, processing, advertising, sales or warranty of products or services of the CA&O Plant or (F) trade or antitrust regulations.
                         (ii)  Without limiting the generality of the foregoing,
to the best of the knowledge of BFG, there exists no noncompliance or alleged noncompliance with, or any condition caused by BFG which would result in liability under, any applicable Legal Requirement relating to air, water, noise, odor, solid or liquid waste (including the generation, treatment, storage, disposal or transportation thereof) or health and safety, which would have a material adverse effect on Westlake's ability to operate the CA&O Plant and/or Assets subsequent to the Closing Date on substantially the same basis as currently conducted and operated or would require the payment of fines, penalties or remedial expenditures in respect of facts, conditions or matters occurring or existing prior to the Closing Date.
                         (iii) BFG has  not handled, treated, stored or disposed
of, or arranged for the handling, treatment, storage or disposal of any wastes or toxic or hazardous substances on the Real Property or, as to wastes and substances generated at the CA&O Plant or in connection with Caustic Resale, of the Real Property except in compliance with all Legal Requirements in effect at the time such activity was undertaken.

                         (iv)  The  Permits  are  in  full  force and effect and
constitute all permits or approvals from any Governmental Authority necessary to permit the lawful use and operation of the CA&O Plant and Assets by Westlake on substantially the same basis as currently conducted and operated by BFG; provided, however, BFG makes no representation with respect to any permit or approval that may be required due to Westlake's ownership or operation of both the VCM Plant and the CA&O Plant.
                  (m) Prepaid Expenses. The prepaid expenses related to the operations and businesses of the CA&O Plant have been and will be incurred solely for the benefit of the CA&O Plant.
                  (n) No Default. BFG is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which BFG is a party or by which it is bound or to which any of the Assets are subject or (ii) any other agreement, contract, lease, license or other instrument, which default or potential default might reasonably be expected to have a material adverse effect on the Assets or the ownership, use or operation thereof.
                  (o) Absence of Certain Changes. Since January 1, 1996, BFG has operated the Assets in the ordinary course of business and in accordance with BFG's past management, operating and accounting practices and there has not been:
                         (a)   any material adverse change affecting the Assets,
which change was not the result of an industry-wide development affecting other companies in the ethylene and chlor-alkali businesses;
                         (b)   any  damage,  destruction  or loss  to  or of the
Assets, whether or not covered by insurance, that has had, or might reasonably be expected to have, a material adverse effect;
                         (c)   any  sale,  lease  or  other  disposition  of the
Assets other than the sale of products in the ordinary course of business, consistent with past practice; or (d) any contract or commitment to do any of the foregoing.
                  (p) Litigation. Except for matters shown on Exhibit 8.2(p), there is no action, investigation, suit or proceeding pending or, to the knowledge of BFG, threatened against or affecting the Assets claiming any relief which, if granted, would have a material adverse effect or that would prevent the consummation of the transactions contemplated by this Agreement.
                  (q) Anti-Sandbagging. Except for facts and circumstances that BFG has brought to the attention of Westlake, there is no fact or circumstance known to BFG that gives it reason to believe that any representation or warranty of Westlake contained in this Agreement (including any Exhibits hereto) or the other Transaction Documents is not true and correct in any material respect.
                  (r) Ethylene Supply. BFG hereby represents and warrants to Westlake that BFG has obtained a proposal from Geon that Geon is willing to execute an ethylene supply agreement with Westlake for a term beginning on the Closing Date and expiring on December 31, 1998, with an obligation to purchase 350 million pounds + 10% of ethylene per year for a purchase price (Geon's average acquisition price) for ethylene each month which for all purposes of this Agreement must be consistent with pricing in the current sales agreement between BFG and Geon other than the price floor and bank mechanism)

       7.2. Representations and Warranties of Westlake. Westlake represents and warrants to BFG that, as of the date hereof and the Closing Date:
                  (a) Corporate Existence and Authority. Westlake is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is, or on the Closing Date will be, duly qualified or licensed and authorized to do business in Kentucky and all other states in which any of the Assets may be situated and where such qualification or license is required. Westlake CA&O Corporation is, or upon its incorporation will be, a corporation duly organized validly existing and in good standing under the laws of the State of Delaware and is, or on the Closing Date will be, duly qualified or licensed and authorized to do business in Kentucky and all other states in which any of the Assets may be situated and where such qualification or license is required.
                  (b) Execution and Delivery. Westlake has full power and authority to execute and deliver this Agreement and the other Transaction Documents and to carry out the terms and obligations thereof. This Agreement and each of the other Transaction Documents has been duly executed and delivered by Westlake and, when executed and delivered by Westlake will constitute legal, valid and binding obligations of Westlake, enforceable in accordance with their respective terms and conditions except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
                  (c) No Default. The execution, delivery and performance by Westlake of this Agreement and the other Transaction Documents, and the consummation of the transaction contemplated thereby and the performance by Westlake of its obligations thereunder will not constitute a violation of, conflict with, or result in a default under, any mortgage, indenture, charter or bylaw provision, contract, agreement, commitment or other instrument of any kind to which Westlake is a party or by which Westlake is bound, or any Legal Requirement or any valid and enforceable order of a Governmental Authority having jurisdiction over Westlake.
                  (d) Claims. There are no claims, actions or suits by or against Westlake which may affect the transactions contemplated hereby at law or in equity or before or by any Governmental Authority.
                  (e) Consents and Approvals. Except as otherwise contemplated by this Agreement and except for compliance with the HSR Act with respect to the transactions contemplated by this Agreement, no further consent, approval, license, permit or authorization of, or declaration, filing or registration with, any third party or any public body or authority is required in connection with (i) the execution and delivery by Westlake of this Agreement, and (ii) the consummation by Westlake of the transactions contemplated hereby.
                  (f) Anti-Sandbagging. Except for facts and circumstances that Westlake has brought to the attention of BFG, there is no fact or circumstance known to Westlake that gives it reason to believe that any representation or warranty of BFG contained in this Agreement (including any Exhibits hereto) or the other Transaction Documents is not true and correct in any material respect.
       7.3 Updated Exhibits. All of the Exhibits set forth in this Agreement shall be updated to reflect any changes from the Exhibits delivered as of the date of execution hereof and the Closing Date by the delivery of updated Exhibits at the Closing, with updated Exhibits subject to reasonable approval of the parties. Any liability, default, violation of law, damage or destruction identified in the updated Exhibits which has a material adverse effect upon the

Assets or CA&O Plant shall be cured or otherwise retained by BFG unless otherwise agreed in an amendment to this Agreement.
 8.    Survival; Indemnifications.
       8.1. Survival. The representations and warranties set forth in this Agreement shall survive the Closing for the maximum period provided by law except as hereinafter provided. The representations and warranties of BFG herein other than those relating to title to the Assets or environmental matters, shall survive until December 31, 1998. Westlake's representations and warranties herein shall survive until December 31, 1998. The liabilities of the parties under their respective representations and warranties shall expire as of the expiration of the applicable Survival Period; provided, however, that such expiration shall not include or extend or apply to any representation or warranty, the breach of which shall give rise to a claim by either party against any other as to which written notice shall have been given to the party against which the claim is asserted, on or before such expiration. The covenants and agreements of the parties herein shall survive for the maximum period permitted by law. The periods of survival of the representations and warranties and covenants and agreements as contemplated by this Section 8.1 are referred to herein as the "Survival Period".
       8.2. Indemnification by BFG. From and after the Closing, BFG shall indemnify and save Westlake harmless from and against any and all loss, cost, damage, claim, judgment, fine, penalty, debt, liability or expense, including, without limitation, reasonable fees and disbursements of counsel incurred by Westlake in investigating and defending any such claim with reimbursement on a current basis (herein collectively referred to as "Liability" or "Liabilities") which results from or arises out of or occurs in connection with:
                  (a)    the Retained Liabilities;
                  (b) subject to the Survival Periods established in Section 8.1, any breach of any covenant, representation, warranty, agreement or obligation of BFG contained herein (other than any inaccuracies which are known to Westlake prior to the Closing Date and not brought to the attention of BFG in writing prior to the Closing Date);
                  (c) any injury, sickness, disease or death of any person, damage to any property or the investigation or remediation of any soil, surface water and/or groundwater resulting from or attributable to events occurring or any condition existing prior to the Closing Date and arising from or in any way incident to the ownership, use and/or operation of the CA&O Plant by BFG prior to the Closing Date, but excluding any condition or event existing, arising or occurring at, on, over or under the CA&O Plant for which Westlake indemnified BFG pursuant to Section 8.3(c) of the Amended and Restated Master Conveyance Agreement dated March 1, 1990 among BFG, BFG Intermediates Company, Inc. and Westlake whereby Westlake acquired the ethylene dichloride and vinyl chloride monomer plant at Calvert City, Kentucky (the "VCM Plant");
                  (d)    the matters referenced on Exhibit 8.2 hereto; or,
                  (e) any breach of any covenant, representation, warranty, agreement, or obligation of BFG contained in the Services Agreement or in the Environmental Services Agreement, respectively, in the form of such documents as are executed and delivered by the parties hereto at the Closing.
       8.3. Indemnification by Westlake. From and after the Closing Date, Westlake shall indemnify and save BFG harmless from and against any Liability which results from, arises out of or occurs in connection with:

                  (a) any assigned or assumed liability or obligation of Westlake contained herein;
                  (b) subject to the Survival Periods established in Section 8. 1, any breach of any covenant, representation, warranty, agreement, or obligation of Westlake contained herein (other than any inaccuracies which are known to BFG prior to the Closing Date and not brought to the attention of Westlake in writing prior to the Closing Date); or
                  (c) any injury, sickness, disease or death of any person, damage to any property or the investigation or remediation of any soil, surface water and/or groundwater resulting from or attributable to events occurring from and after the Closing Date and arising from or in any way incident to the ownership, use and/or operation of the CA&O Plant by Westlake after the Closing Date, or
                  (d) any breach of any covenant, representation, warranty, agreement, or obligation of Westlake contained in the Services Agreement or in the Environmental Services Agreement, respectively, in the form of such documents as are executed and delivered by the parties hereto at the Closing.
       8.4.       Limitation of Liability.
                  (a) The liability of the parties under this Section 8 shall be limited to actual damages and shall not include incidental, consequential, indirect loss of profits, or punitive or exemplary damages. Notwithstanding the foregoing, however, any incidental, consequential, indirect loss of profits, or punitive or exemplary damages alleged or recovered by a third party (including Governmental Authorities and employees) against a party entitled to indemnity hereunder shall be included in the damages recoverable under such indemnity.
                  (b)    Notwithstanding anything herein to the contrary,
                         (i)  except as provided in Section 8.4(b)(iii), neither
party shall be entitled to indemnification pursuant hereto unless the damages and costs which have been incurred by such party by reason of those matters specified herein equal or exceed in the aggregate during any 24-month period One Hundred Thousand Dollars ($100,000), except as provided in Section 8.4(b)(iii) hereof, and for all purposes of this Agreement the foregoing amounts shall be considered to be material;
                         (ii)  the  sum  of  either  party's obligations arising
under and relating to Sections 8.2(b) and 8.3(b) (breach of representations or warranties) herein shall not exceed the amount of the Purchase Price. The limitation set forth in this Section 8.4(b)(ii) shall in no event limit the obligations of either party under Sections 8.2(a), (c) or (d) and 8.3(a) or (c);
                         (iii) Westlake shall not be entitled to indemnification
pursuant to Section 8.2(c) hereof unless the damages and costs which have been incurred by Westlake by reason of the matters specified therein during any 24-month period equal or exceed Ten Thousand Dollars ($10,000) individually or Twenty Five Thousand Dollars ($25,000) in the aggregate.
                  (c) The right of indemnification herein provided for shall be the sole remedy of each of the parties hereto with respect to any action relating to or arising out of this Agreement, except in the event of fraud or willful misrepresentation by the other party hereto.
                  (d) Notwithstanding any provision to the contrary included in this Article 8, Westlake and BFG each hereby waive the right, for either itself or its subsidiaries, to be indemnified by the other party hereunder to the extent of any insurance proceeds or other recovery received by it or its subsidiaries with respect to the Liabilities for which indemnification would otherwise be required hereunder, but such party reserves the right to be indemnified for amount of the deductibles under such applicable insurance policies of each party and its subsidiaries.
                  (e) Notwithstanding any provision to the contrary in this Agreement, should Westlake desire to undertake to perform any environmental remedial investigations or measures, which Westlake reasonably believes are covered by Section 8.2 of this Agreement and necessitated by any Legal Requirement, Westlake shall consult in good faith with BFG in advance of performing such remedial investigations or measures. Such consultation shall include, but not be limited to, providing BFG with work plans for the proposed remedial investigations or measures.
       8.5 Notice of Claim. If either party hereto (the "Indemnitee") desires to assert an indemnity claim ("Claim") against the other ("Indemnitor") under this
Article 8, respectively, the Indemnitee shall give notice in writing to the Indemnitor setting forth the amount, nature and circumstances of the Claim. No communication between the parties shall be deemed to constitute valid notice under this Section 8.5 unless: (i) the notice is provided in writing in accordance with Section 13.1, and (ii) a specific Claim for indemnification is asserted with reference to particular facts and circumstances described therein. In the event of the assertion by any third party of circumstances giving rise to a Claim with respect to which Westlake or BFG is entitled to indemnification hereunder, the Indemnitor and its legal representatives shall have the right to compromise or defend any such Claim (and the Indemnitee shall cooperate with respect to any such compromise or defense); provided that, the Indemnitor shall indemnify Indemnitee against any loss resulting from the Indemnitor's failure to pay any such liability as may finally be determined. Upon payment of indemnification by the Indemnitor, the Indemnitee will assign to Indemnitor its right against any applicable account debtor or other responsible party to the extent of the indemnification payment. The parties hereto mutually agree that the remedies provided by this Article 8 shall be exclusive with respect to the matters described herein and the transactions contemplated by this Agreement, and that such remedies may be protected and enforced to the fullest extent permitted at law and equity, including the right to seek specific performance of affirmative obligations contained herein.
       8.6 Amicable Resolution. In the event any dispute or controversy arising under this Agreement cannot be resolved through reasonable discourse between the managements of the parties hereto, then such dispute or controversy will be submitted to the senior executive management of the respective parties for amicable resolution. It is understood and agreed that such process is intended to facilitate the prompt and efficient resolution of disputes and controversies between the parties, but is not intended to serve as exclusive or binding or to otherwise restrain the parties from taking such measures or actions as they consider appropriate to enforce the rights, duties and obligations of the parties as set forth herein.
 9.    Conditions to Closing.
       9.1. Conditions Precedent to Obligations of Westlake. The obligation of Westlake to consummate the transactions contemplated by this Agreement shall be subject to satisfaction prior to the Closing Date or at the Closing of all of the following conditions:
                  9.1.1. Representations, Warranties and Covenants of BFG. BFG shall have complied in all material respects with all of its agreements and covenants contained herein to be performed at or prior to the Closing, and all the representations and warranties of BFG contained herein shall be accurate in all material respects at and as of the Closing Date and through the Closing with the same effect as though such representations and warranties had been made at and as of the Closing Date.

                  9.1.2.  No  Casualty,  Loss or Damage.  Except as disclosed in
Exhibit 9.1.2, no material casualty, loss or damage shall have occurred prior to the Closing Date to any Assets unless BFG shall have either repaired or replaced such lost or damaged property.
                  9.1.3. Title Insurance. Westlake shall have received the commitment for title insurance and the Owner's Policies of Title Insurance required under Section 1.4(b).
                  9.1.4. Documents. All Transaction Documents required to be executed and delivered by BFG or third parties at the Closing as contemplated hereby shall have been duly executed and delivered by BFG and any other parties required and shall have been received.
                  9.1.5. Ad Valorem and Other Taxes. All ad valorem and other taxes (excluding income) assessed and due against the Assets for the year 1996 and all prior years shall have been paid.
                  9.1.6. Governmental Approvals. All filings required to be made under the HSR Act and any approvals related to the RCRA and HSWA permits in respect of the transactions contemplated herein shall have been made and all waiting periods thereunder shall either have expired or have been terminated.
                  9.1.7. Opinions; Corporate Authority. On the Closing Date, (i) BFG shall have delivered to Westlake and such other parties as Westlake may direct in connection with financing its purchase, in such form as Westlake's legal counsel may reasonably request, opinions of BFG's counsel as to BFG's corporate authority for the execution, delivery and performance of this Agreement and the other Transaction Documents to be executed and delivered by BFG pursuant hereto and the transactions contemplated thereby, and (ii) Westlake shall have received from its local counsel, in such form as Westlake's legal counsel may reasonably request, opinions regarding the enforceability of this Agreement and the other Transaction Documents.
                  9.1.8. Ethylene Supply. In the event Westlake has been unable prior to the Closing Date to secure the execution of the agreement contemplated under Section 4.5 hereof, Westlake shall have no obligation to close hereunder, so long as Westlake has fully complied with the covenants contained in Section
4.5 hereof. However, if Westlake and Geon execute any ethylene supply agreement prior to Closing, this condition of Westlake's obligation to close shall be deemed satisfied.
                  9.1.9 Westlake's Board Approval. The Board of Directors of Westlake shall have approved the execution and delivery of this Agreement on or before July 18, 1997, and any agreement required by or under it and the performance by Westlake of its obligations under this Agreement and any agreements required by or under it.
       9.2. Conditions Precedent to Obligations of BFG. The obligation of BFG to consummate the transactions contemplated by this Agreement shall be subject to satisfaction prior to the Closing Date or at the Closing of all of the following conditions:
                  9.2.1. Representations, Warranties and Covenants of Westlake. Westlake shall have complied in all material respects with all of its agreements and covenants contained herein to be performed at or prior to the Closing, and all of the representations and warranties of Westlake contained herein shall be accurate in all material respects at and as of the Closing Date and through the Closing with the same effect as though such representations and warranties had been made at and as of the Closing Date.
                  9.2.2. Payment. Westlake shall have delivered to BFG the payments required to be made at the Closing pursuant to Section 2 hereof.

                  9.2.3. Corporate Authority. On the Closing Date, Westlake shall have delivered to BFG in such form as legal counsel for BFG may reasonably request, opinions of Westlake's counsel as to Westlake's corporate authority for the execution, delivery and performance of this Agreement and the Transaction Documents to be delivered pursuant thereto by Westlake and the transactions contemplated thereby.
                  9.2.4. Documents. All Transaction Documents required to be executed and delivered by Westlake or third parties at Closing as contemplated hereby shall have been duly executed and delivered by Westlake and any other parties required and shall have been received.
                  9.2.5. Governmental Approvals. All filings required to be made under the HSR Act and any approvals related to the RCRA and HSWA permits in respect of the transactions contemplated herein shall have been made and all waiting periods thereunder shall either have expired or have been terminated.
                  9.2.6 BFG's Board Approval. The Board of Directors of BFG shall have approved the execution and delivery of this Agreement on or before July 21, 1997, and any agreement required by or under it and the performance by BFG of its obligations under this Agreement and any agreements required by or under it.
                  9.2.7 Ethylene Supply. In the event Westlake has been unable prior to the Closing Date to secure the execution of the agreement contemplated under Section 4.5 hereof, BFG shall have no obligation to close hereunder.
       9.3. No Waiver. The consummation of the Closing shall not be deemed to be a waiver by a party hereto of any of its rights or remedies hereunder for breach of warranty, covenant or agreement herein by another party hereto or by Westlake for any defects in title to any of the Assets.
 10.   Termination.
       10.1. Grounds for Termination. This Agreement may be terminated by Westlake and BFG as follows:
                  (a) by BFG if the Closing has not occurred by September 30, 1997;
                  (b) by Westlake if the Closing has not occurred by December 31, 1997;
                  (c) by Westlake or BFG in the event Westlake has been unable prior to September 1, 1997 to secure the execution of the agreement contemplated under Section 7.1(r) hereof, and in the case of Westlake, so long as Westlake has fully complied with the covenants contained in Section 4.5 hereof; or,
                  (d)    by mutual written agreement.
Any right of termination existing hereunder may be exercised by the giving of written notice to the other party. In the event the Closing has not occurred by March 1, 1998 and neither party has terminated this Agreement on or before that date pursuant to the foregoing provisions, then this Agreement shall automatically terminate on that date.
       10.2.      Effect  of  Termination.   If  this Agreement is terminated as
permitted:
                  (a)    Such termination shall  be  without liability of either
party;
                  (b)    This Agreement shall be terminated; and
                  (c) The release contained in Exhibit 10.2 shall automatically become effective as of the date of the termination.
 11.   Receivables, Payables, Apportionment.

       11.1. Apportionment; Payment Terms. Ad valorem and similar taxes and paid utility charges applicable to periods both prior to and after the Closing Date with respect to the Assets shall be prorated as of the Closing Date. At or about the Closing Date, Westlake and BFG shall take readings or other measurements of gas, water, electricity and other utilities; such readings and measurements shall be binding, conclusive and used for purposes of the apportionment provided in this Section. All amounts owing to BFG by Westlake or to Westlake by BFG, resulting from such prorations or otherwise due and payable under the terms and conditions of this Agreement, shall be settled and paid within thirty (30) days unless otherwise expressly provided herein.
       11.2.      Other Taxes.
                  (a) Transfer or documentary taxes assessed upon or with respect to the documents required to transfer the Real Property to be transferred hereunder to Westlake and recording and filing fees with respect thereto shall be the responsibility of BFG.
                  (b) To the extent there are any sales, use, or similar taxes payable to any taxing authority in any state arising from this transaction they shall be borne by Westlake and Westlake agrees to indemnify BFG therefor, including any interest and penalties assessed in connection therewith. In the event any taxing authority in any state assesses any such taxes against BFG, the provisions of Section 8.3 shall apply with respect thereto.
12.    Additional Covenants.
       12.1.      Consents  to  Assignments.   With  respect  to those  Business
Arrangements requiring the consent to assignment by third parties, BFG shall take such actions as are appropriate to work with Westlake to effect assignment of such contracts to Westlake at Closing at no additional cost to Westlake, but BFG shall not be required to pay any consideration or expense, or assume any obligation with respect thereto. Each party shall assist the other in attempting to obtain any consents required for the assignment of any Permits requested by Westlake prior to the Closing Date to be included in the Assets; provided, that all expenses incurred in connection with the obtaining of such consents shall be borne by BFG. If such consents or permits cannot be obtained prior to the Closing Date, BFG and Westlake shall cooperate in any arrangement reasonably satisfactory to the parties, including BFG retaining any such contract or entering into an agreement to supply material to be supplied under such contract to Westlake at no greater cost to Westlake, designed to fulfill BFG's obligations thereunder and to afford Westlake the benefits thereof.
       12.2.      Books and Records.
                  (a) BFG Copies. Prior to the Closing, BFG may make and retain copies of any of the Books and Records or Customer Data. Following the Closing, Westlake shall give BFG access to the Books and Records or Customer Data for reasonable and lawful business purposes related to events or occurrences affecting BFG pursuant to this Agreement and pertaining to the Assets, including the right to make copies thereof, during normal business hours. Westlake shall keep such Books and Records and Customer Data safely and in good order for a reasonable period of time and in accordance with all legal requirements following the Closing Date. Prior to any destruction or other permanent retirement of any such materials, Westlake will notify BFG and provide BFG the option, at its expense, to take possession and control thereof. Should BFG so elect, then Westlake will deliver any such Books and Records or Customer Data to BFG, and Westlake shall thereafter have access thereto in the same manner as set forth below.

                  (b) Westlake Copies. BFG will retain the original Environmental and Safety Records and Accounting Records. Following the Closing, BFG shall give Westlake access thereto for reasonable and lawful business purposes related to events or occurrences affecting Westlake pursuant to this Agreement and pertaining to the Assets, including the right to make copies thereof, during normal business hours. BFG shall keep such books, records and documents safely and in good order for a reasonable period of time and in accordance with all legal requirements following the Closing Date. Prior to any destruction or other permanent retirement of any such materials, BFG will notify Westlake and provide Westlake the option, at Westlake's expense, to take possession and control thereof. Should Westlake so elect, then BFG will deliver any such materials to Westlake, and BFG shall thereafter have access thereto in the same manner as set forth above.
       12.3.      Financial Information and Other Assistance.
                  (a) Financial Services. It is recognized that either party may need financial or other data or information after the Closing Date with respect to the operation of the CA&O Plant and production of the products covering fiscal periods prior to the Closing Date in order to comply with the rules and regulations of the Securities and Exchange Commission, the courts or other governmental organizations and agencies. Each party shall render reasonable cooperation to the other and such party's auditors for such purposes, it being understood and agreed that BFG is responsible for all periods prior to and ending on the Closing Date and Westlake is responsible for all periods commencing on or after the Closing Date. In particular, it is understood and agreed that BFG will require support and effort by Westlake employees in order to accomplish normal period-end financial closing for periods ending prior to, on or after the Closing Date, and Westlake specifically agrees to make available appropriate Business Employees who have become Westlake employees to support such requirements of BFG on a priority basis. In addition, the party requesting assistance from the other party shall bear all reasonable direct and indirect costs and expenses incurred by such assisting party (excluding salaries or wages of its employees) and such assistance shall be subject to compliance by the requesting party with the assisting party's regulations regarding security and confidential information.
                  (b) Other Assistance. Westlake shall also make available to BFG and its representatives from time to time as may be reasonably required, access to the CA&O Plant, in connection with claims or actions brought by or against third parties based upon events or circumstances occurring prior to the Closing Date. In addition to the rights of access provided hereinabove, Westlake shall, at the request of BFG, provide reasonable assistance in the collection of information or documents and make Westlake's employees available as witnesses when reasonably requested by BFG. BFG shall reimburse Westlake for all reasonable out-of-pocket costs and expenses incurred by Westlake (excluding salaries or wages of Westlake's employees) in providing said assistance.
                  (c) Transition Services. As soon as practicable from the date of this Agreement, and in order for Westlake to establish prior to the Closing Date, any necessary accounting, payroll, environmental, human resources (including safety and health), and management systems, Westlake shall designate the name(s) of the employees or representatives with whom it wishes to have BFG consult. BFG shall designate one or more of its employees in each of the specified areas who will advise and consult with Westlake's designees. Each party from time to time may by written notice to the other party designate replacement employees or representatives.

       12.4.      Remedial Investigations and Measures.
                  (a) BFG covenants to perform or cause to be performed, prior to and after the Closing Date, all remedial investigations and measures designed to address soil and groundwater conditions existing on the Closing Date that are required by any Legal Requirement and that BFG is responsible for pursuant to
Section 8.2. BFG may also voluntarily conduct additional remedial investigations and measures. For remedial measures performed after the Closing Date, BFG shall consult with Westlake for planning purposes prior to performing such remedial measures. Such consultation shall include providing Westlake with a work plan for the planned remedial measures. BFG shall use all reasonable efforts to design and conduct the remedial investigations and measures in a manner that will avoid or minimize interference with Westlake's operation of the Assets. Westlake shall provide reasonable access to BFG and its contractors for the conduct of the remedial investigations and measures, including the installation and operation of groundwater monitoring or recovery wells and collecting lines. Any such remedial investigations and measures performed by Westlake pursuant to a BFG work plan shall be subject to indemnification by BFG pursuant to this Agreement. Both BFG and Westlake acknowledge that some or all of the remedial investigations and measures will be performed by third parties on behalf of BFG, and that no such arrangements shall operate to amend or relieve the obligations of BFG under this Agreement. BFG will notify Westlake as to the operations or activities to be undertaken by such third parties, and Westlake shall be entitled to rely upon the communications, instructions or notifications furnished to it by such third parties in relation to such operations or activities.
                  (b) BFG and Westlake shall each notify the other of any meetings with any applicable Governmental Agency in which it will participate (together with copies of correspondence) in relation to any environmental investigations or remedial measures to be conducted by or for such party. Representatives of the other party shall have the opportunity to be present at and to participate in any such meetings, at its own expense. With respect to meetings with the State of Kentucky regarding this transaction, the parties agree to cooperate in formulating a common strategy and presenting their positions in a mutually agreed format.
                  (c) It is understood and agreed that BFG has retained, and has not transferred to Westlake, responsibility for ongoing compliance with the RCRA and HSWA permits applicable to the CA&O Plant, in accordance with their terms and applicable laws and regulations, regarding investigation and remediation of conditions at, on or in the CA&O Plant which were caused by or resulted from BFG's ownership or operation thereof prior to the Closing Date. On the Closing Date the parties shall enter into the Environmental Services Agreement referred to in Section 6.6, and each party shall be responsible for performing the obligations set forth therein in accordance with their terms. The parties further agree that, notwithstanding any action or determination by an Governmental Agency, the obligations and liabilities of the parties with respect to environmental conditions existing at, on or in the CA&O Plant site shall be determined exclusively by the terms of this Agreement and the Environmental Services Agreement.
       12.5. Efforts to Comply With Preconditions. BFG and Westlake covenant that they will each use their best efforts to comply in good faith with all preconditions to Closing set forth in Section 9 hereof in a timely manner, in order to close the transactions contemplated by this Agreement by August 15, 1997 if practicable.
       12.6.      Effect of Closing.   Upon  Closing  the  release  contained in
Exhibit 12.6 shall automatically become effective. Upon the request of either party, both parties covenant and


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




agree to execute and deliver a document in executed form containing the release set forth in Exhibit 12.6. The failure of such execution and delivery shall not affect the effectiveness of the release.
       12.7. Services for Geon. Effective upon completion of the Closing, BFG shall assign to Westlake and Westlake shall assume BFG's obligations under Amended and Restated Plant Services Agreement relating to the manufacturing facilities located in Calvert City, Kentucky dated April 28, 1993 between BFG and The Geon Company ("Geon") relating to provision of services by BFG to Geon at the CA&O Plant. Westlake and Geon may enter into a separate agreement relating to these services. In addition, the parties shall allow Geon to be added as a party to the Environmental Services Agreement.
       12.8. Option on Weld Shop. Part of the Assets being acquired by Westlake is the weld shop, laborer building and land thereunder, as reflected on
Exhibit 1.2 (the "Weld Shop"). Westlake hereby grants BFG an option to acquire the Weld Shop, by making an election to do so and by having a new weld shop comparable to the existing weld shop facility (but not the laborer building) constructed at BFG's expense on a site to be designated by Westlake on Westlake's property in Calvert City, Kentucky.
13.    Miscellaneous.
       13.1. Notice. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed sufficiently given when delivered in person or transmitted by telegram, or when deposited in the United States mail (registered or certified) postage prepaid, to the addresses given below or sent by fax to the fax numbers set forth below:

                  BFG:           The B.F.Goodrich Company
                                 9911 Brecksville Road
                                 Cleveland, Ohio  44141-3247
                                 Attention:  Vice President, Legal
                                 Fax No.:  (216) 447-5730


                  Westlake:      Westlake Monomers Corporation
                                 Westlake Center
                                 2801 Post Oak Blvd.
                                 Houston, Texas 77056
                                 Attention:  President
                                 Fax No:  (713) 960-8738

       13.2. Bulk Sales Laws. The parties hereby waive compliance, to the extent possible, with the Bulk Sales Laws of any state in which the Assets are located or in which operations relating to the CA&O Plant are conducted.
       13.3. Further Documents. BFG shall, at any time and from time to time after the Closing, upon request by Westlake and without further consideration, execute and deliver such instruments of transfer or other documents and take such further action as may be reasonably required in order to convey, transfer, assign and deliver to Westlake the Assets in accordance with this Agreement or to perfect any other undertaking made by BFG hereunder.
       13.4. Assignability. Neither party shall assign this Agreement or any Transaction Document (as ultimately executed and delivered on the Closing Date) in whole or in part without the prior written consent of the other party except for collateral assignments to lenders; provided, however, that either party shall be entitled to assign this Agreement or any Transaction Document to a parent, sister corporation, or subsidiary, if the relationship between the assignee and assignor exists by virtue of 85 % ownership interest, whether through the ownership of voting securities or otherwise. Any assignment made or attempted in violation of this Section 13.4 shall be void and of no effect. No assignment of rights or duties under this Agreement or any Transaction Documents shall relieve such party of liability hereunder or thereunder unless and until such party is released in writing by the other party. The terms

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of this Agreement  shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.
       13.5.      Exhibits.   The  Exhibits  and  Schedules  (and any appendices
thereto) inclusive, referred to in this Agreement and all amendments thereto from the time of agreement thereto, are and shall be incorporated herein and made a part hereof.
       13.6.      Sections and Articles.   All Sections and Articles referred to
herein are sections and articles of this Agreement and all Exhibits and Schedules referred to herein are exhibits and schedules attached to this Agreement.
       13.7 Entire Agreement. This Agreement and the other Transaction Documents constitute the full understanding of the parties, a complete allocation of risks between them and complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter thereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided herein and in the Transaction Documents, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement and the Transaction Documents shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth herein and in the Transaction Documents. No waiver by either party with respect to any breach or default or of any right or remedy and no course of dealing, shall be deemed to constitute a continuing waiver of any other breach of default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound. Failure of a party to exercise any right shall not be deemed a waiver of such right or rights in the future.
       13.8. Headings. Headings as to the contents of particular articles and sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular articles or sections to which they refer.
       13.9. Controlling Law and Jurisdiction. The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky without regard to choice-of-law principles.
       13.10. Public Announcement. No press release, public announcement, confirmation or other information regarding this Agreement or the contents hereof shall be made by either party without the prior consultation of the other party, except as may be necessary in the opinion of counsel of either party to meet the requirements or regulations of any applicable law, governmental unit or agency or stock exchange on which the securities of such party may be listed. Notwithstanding the foregoing, the parties will provide prior notice of all such public announcements.
       13.11. Finder's Fees and Commissions; Sellers' Closing Expenses. BFG and Westlake agree to indemnify each other and hold each other harmless from any liability, cost or expense (including but not limited to, fees and disbursements of legal counsel) resulting from any agreement, arrangement or understanding made or alleged to be made by the indemnifying party with any third party for brokerage or finder's fees or other commissions in connection with this agreement, the documents and instruments referred to herein, or the transactions contemplated hereby or thereby.


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




       13.12. Responsible Care. Each party covenants and agrees that in all of its operations hereunder after the Closing Date it will operate in accordance with the principles of Responsible Care from time to time adopted by the Chemical Manufacturers Association. A copy of the current principles is attached hereto as Exhibit 13.12.
       13.13      Confidentiality.
                  (a) In connection with the activities contemplated herein, BFG and Westlake will disclose or make available to the receiving party certain confidential or proprietary information and data ("Proprietary Information"). This Agreement and its contents, as well as all information relating to the status and contents of discussions and actions hereunder, are Proprietary Information.
                  (b) Proprietary Information communicated by the disclosing party to the receiving party shall not be disclosed by the receiving party to any other person or entity (i) unless authorized in writing by the disclosing party, except to employees or agents of the receiving party having a need-to-know, provided that such employees are bound to maintain the confidentiality thereof, or (ii) except as may be required by law or order of any governmental body or tribunal.
                  (c) The receiving party shall, for a period of five (5) years from the date of this Agreement, protect and maintain in confidence Proprietary Information received by it and use the same effort to avoid disclosure thereof to others as it employs with respect to information of its own which it does not desire to be disclosed to others.
       IN WITNESS WHEREOF, this Agreement has been duly executed and delivered the duly authorized officers of the parties hereto on the date first hereinabove written.



                                             THE B.F.GOODRICH COMPANY


                                             By:        /s/ David L. Burner
                                             -------------------------------
                                             Name:      David L. Burner
                                             Title:     C.E.O.





                                             WESTLAKE MONOMERS CORPORATION


                                             By:        /s/ Albert Chao
                                             -------------------------------
                                             Name:      Albert Chao
                                             Title:     President


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